Exhibit 99.7

Consent of Samuel C. Scott III

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by Bunge Limited (“Bunge”) with the Securities and Exchange Commission on August 5, 2008, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Bunge effective upon completion of the merger as described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

/s/ Samuel C. Scott III
Name:	Samuel C. Scott III
Date:	August 5, 2008